Exhibit 10.1

PACIFIC CONTINENTAL CORPORATION

DEFERRED COMPENSATION PLAN

Drafted By

Marla J. Aspinwall, Esq.

Loeb & Loeb LLP

10100 Santa Monica Boulevard, Suite 2200

Los Angeles, California 90067-4164

Telephone: (310) 282-2377

Fax: (310) 282-2200

E-Mail: maspinwall@loeb.com

PACIFIC CONTINENTAL CORPORATION

DEFERRED COMPENSATION PLAN

Pacific Continental Corporation, an Oregon corporation (the “Company”) on behalf of itself and Participating Affiliates, hereby establishes this Deferred Compensation Plan (the “Plan”), effective June 24, 2014, for the purpose of attracting high quality executives and promoting in its key executives and directors increased efficiency and an interest in the successful operation of the Company. The Plan is intended to, and shall be interpreted to, comply in all respects with Internal Revenue Code Section 409A and those provisions of the Employee Retirement Income Security Act of 1974, as amended, applicable to an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees.”

ARTICLE 1

Definitions

1.1 “Account(s)” shall mean the Retirement Accounts and Scheduled Distribution Accounts established for a particular Participant pursuant to Article 4 of the Plan.

1.2 “Administrative Committee” shall mean the person or persons appointed by the Board of Directors of the Company to administer the Plan pursuant to Article 7 of the Plan.

1.3 “Base Salary” shall mean the Participant’s base annual salary excluding incentive and discretionary bonuses and other non-regular forms of compensation, before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Employer.

1.4 “Beneficiary” shall mean the person(s) or entity designated as such in accordance with Article 6 of the Plan.

1.5 “Bonus” shall mean any amount paid to the Participant by the Employer in the form of discretionary or incentive compensation or any other bonus designated by the Administrative Committee, including any performance-based bonuses, before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Employer.

1.6 “Change in Control” shall mean, with respect to the Company, any of the following events:

(a)	The date on which any one person, or any corporation owned by a group of persons that has entered into a merger, acquisition, consolidation, purchase, stock acquisition, asset acquisition, or similar business transaction with the Company acquires:

i.	Ownership of stock of the Company that, together with any stock previously held by such person or group, constitutes more than fifty percent (50%) of either (1) the total fair market value or (2) the total voting power of the stock of the Company;

Pacific Continental Corporation Deferred Compensation Plan

ii.	ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the Company during the twelve-month period ending on the date of such acquisition; or

iii.	assets from the Company that have a total gross fair market value (determined without regard to any liabilities associated with such assets) of forty percent (40%) of all of the assets of the Company during the twelve-month period ending on the date of such acquisition; provided, however, that any transfer of assets to related parties described in Treasury Regulation § 1.409A-3(i)(5)(vii)(B)(1) shall not constitute a Change in Control.

(b)	the date on which a majority of members of the Company’s Board of Directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of such appointment or election.

Notwithstanding the foregoing, no event shall constitute a Change in Control for purposes of this Plan if it is not a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets thereof, within the meaning of Code Section 409A and the Treasury Regulations promulgated thereunder.

1.7 “Code” shall mean the Internal Revenue Code of 1986, as subsequently amended, as interpreted by regulations, rulings, and applicable authorities.

1.8 “Company” shall mean Pacific Continental Corporation.

1.9 “Company Contribution” shall mean a contribution by the Employer to a Participant’s Account pursuant to Section 3.2 of the Plan.

1.10 “Compensation” shall mean all amounts eligible for deferral for a particular Plan Year under Section 3.1.1.

1.11 “Crediting Rate” shall mean the notional gains and losses credited on the Participant’s Account balance which are based on the Participant’s choice among the investment alternatives made available by the Administrative Committee pursuant to Article 4 of the Plan.

1.12 “Director Fees” shall mean compensation earned by an Eligible Director for services performed as a member of the Board of Directors of the Company or a Participating Affiliate such as retainer fees and meeting fees which are specified by the Administrative Committee as eligible for deferral under the Plan. The Administrative Committee, in its complete and sole discretion, may allow separate deferral elections with respect to different types of Director’s Fees, as specified in Participant Election materials.

Pacific Continental Corporation Deferred Compensation Plan

1.13 “Disability” shall be interpreted consistent with the requirements of Code Section 409A and shall mean that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s Employer. The Administrative Committee may require that the Participant submit evidence of such qualification for disability benefits in order to determine that the Participant is disabled under this Plan.

1.14 “Distributable Amount” shall mean the vested balance in the applicable Account as determined under Article 4.

1.15 “Eligible Director” or “Director” shall mean a member of the Company’s Board of Directors selected by the Administrative Committee to be eligible to participate in the Plan.

1.16 “Eligible Executive” shall mean a management level or highly compensated executive or Director of the Company or a Participating Affiliate selected by the Administrative Committee to be eligible to participate in the Plan.

1.17 “Employer” shall mean the Company or other Participating Affiliate for which the relevant Participant performs services and from which such Participant is entitled to the payment of Base Salary, Director’s Fees, Bonus and/or Long-Term Incentive Compensation.

1.18 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, as interpreted by regulations, rulings and applicable authorities.

1.19 “Hardship Distribution” shall mean a distribution by reason of an Unforeseeable Emergency pursuant to Section 5.5 of the Plan.

1.20 “Long-Term Incentive Compensation” shall mean any amount payable to the Participant by the Employer in the form of long-term discretionary or incentive compensation designated by the Administrative Committee, before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Employer.

1.21 “Participant” shall mean an Eligible Executive or Director who has elected to participate and has made a Participant Election pursuant to Article 2 of the Plan or has received a Company Contribution.

1.22 “Participant Election” shall mean an election regarding deferrals, Company Contributions and/or distributions submitted by the Participant to the Administrative Committee on a timely basis pursuant to Article 3 of the Plan, which may include contributions, benefits, terms and conditions unique to such Participant. The Participant Election may take the form of an electronic communication according to specifications established by the Administrative Committee.

Pacific Continental Corporation Deferred Compensation Plan

1.23 “Participating Affiliate” shall mean an affiliate of the Company that has been designated and approved by the Administrative Committee as a Participating Affiliate. In order to become a Participating Affiliate, such entity shall deliver to the Administrative Committee a corporate resolution evidencing adoption of the Plan by the Board of Directors of the Participating Affiliate. Each Participating Affiliate, by adopting the Plan, agrees to comply with any requirements of the Administrative Committee with respect to administration of the plan and authorizes the Administrative Committee and/or the Company to act as its agent in all transactions in which the Administrative Committee believes such agency will facilitate administration of the Plan including amendment or termination of the Plan. A Participating Affiliate may independently terminate its participation in the Plan under the same terms and conditions provided in Section 9.1 of the Plan.

1.24 “Payment Date” shall mean the date by which a lump sum payment shall be made or the date by which installment payments shall commence and shall in all events be interpreted to be limited to a permissible payment event under Code Section 409A. Unless otherwise specified, the Payment Date shall be the last day of the calendar month commencing after the month in which the event triggering the payout occurs. In the case of death, the Administrative Committee shall be provided with documentation reasonably necessary to establish the fact of the Participant’s death. The Payment Date of a Scheduled Distribution shall be January of the Plan Year in which the distribution is scheduled to commence. Notwithstanding the foregoing or any other provision of the Plan, in the event that the Participant is a “specified employee” (as defined under Code Section 409A) of a corporation which is publicly traded on an established securities market, to the extent necessary to comply with Code Section 409A, the Payment Date with respect to payments triggered by Termination of Service shall be no earlier than the earlier of (i) the first day of the seventh (7th) calendar month commencing after the Participant’s Termination of Service, or (ii) the Participant’s death, consistent with the requirements of Code Section 409A and applicable Treasury Regulations. Any payments delayed by reason of the preceding sentence shall be caught up and paid in a single lump sum on the first day such payments are permissible consistent with the application of Code Section 409A.

1.25 “Plan Year” shall mean the calendar year.

1.26 “Retirement” shall mean Termination of Service on or after the Retirement Eligibility Date.

1.27 “Retirement Account” shall mean the Account established for amounts payable on or after Retirement pursuant to Article 4 of the Plan.

1.28 “Retirement Eligibility Date” shall mean the earlier of the date on which the Participant attains age sixty-five (65) or the date on which the sum of the Participant’s age and Years of Service equal seventy-five (75).

Pacific Continental Corporation Deferred Compensation Plan

1.29 “Scheduled Distribution” shall mean the distribution elected by the Participant pursuant to Section 5.4 of the Plan.

1.30 “Scheduled Distribution Account” shall mean an Account established for amounts payable in the form of a Scheduled Distribution pursuant to Article 4 of the Plan.

1.31 “Termination of Service” shall mean, with respect to a given Participant, the date when, for any reason, including by reason of Retirement, death or Disability, (but excluding approved leaves of absence of six (6) months or less, or a longer period if the right to return to employment after such period is protected by law or contract) the level of services provided by such Participant to the Employer (or any affiliate under common ownership aggregated with the Company for purposes of Code Section 409A) in any capacity has permanently decreased to a level equal to no more than twenty percent (20%) of the average level of services performed by such Participant for the Employer during the immediately preceding thirty-six (36) month period (or the Participant’s full period of services to the Employer, if a lesser period). A Participant who is providing services as a Director shall be considered terminated when such Participant ceases to be a member of the Board of Directors of the Employer. Notwithstanding the foregoing, if the Participant provides services for the Employer as both an employee and a Director, to the extent permitted under Code Section 409A and applicable authorities, the services provided by such Participant as a Director shall not be taken into account in determining whether the Participant has experienced a Termination of Service as an employee, and the services provided by such Participant as an employee shall not be taken into account in determining whether the Participant has experienced a Termination of Service as a Director.

1.32 “Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident involving the Participant, the Participant’s spouse, a Beneficiary, or the Participant’s dependent (as defined in Code Section 152(a)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstance arising as a result of events beyond the control of the Participant (but shall in all events correspond to the meaning of the term “unforeseeable emergency” in Code Section 409A and applicable authorities).

1.33 “Years of Service” shall mean the cumulative years of continuous full-time employment with the Company or Participating Affiliate, beginning on the date the Participant first began service with the Company, and counting each anniversary thereof, without regard for any leave of absence of six (6) months or less approved by the Employer or a longer period if the right to return to employment after such period is protected by law or contract.

ARTICLE 2

Participation

2.1 Commencement of Participation. An Eligible Executive or Eligible Director shall become a Participant in the Plan by completing and submitting to the Administrative Committee the appropriate Participant Elections, including such other documentation and information as the Administrative Committee may reasonably request, during the enrollment period established by the Administrative Committee.

Pacific Continental Corporation Deferred Compensation Plan

2.2 Duration of Participation. A Participant shall continue to be eligible to make deferral elections and/or to receive Company Contributions under Article 3 until the earlier of the Participant’s Termination of Service or such time as the Administrative Committee shall determine that the Participant is no longer an Eligible Executive or Eligible Director. Notwithstanding the foregoing, the Participant’s deferral elections shall continue in place with respect to Compensation for services performed during the Plan Year in which Termination of Service or termination of eligibility shall occur. Terminated Participant’s Accounts shall continue to be credited with notional earnings as provided in Article 4 until such time as all of the Participant’s Accounts shall have been fully distributed.

ARTICLE 3

Deferrals, Contributions, and Elections

3.1 Elections to Defer Compensation.

3.1.1 Form of Elections. A Participant may only elect to defer Compensation attributable to services provided after the time an election is made. Elections with respect to Compensation shall take the form of a flat dollar amount or a whole percentage (less applicable payroll withholding requirements for Social Security and income taxes and employee benefit plans, as determined in the sole and absolute discretion of the Administrative Committee). Participants may elect to defer in each Plan Year up to:

•	30% of Base Salary;

•	100% of Bonuses;

•	100% of Director Fees; and/or

•	100% of Long-Term Incentive Compensation.

The Administrative Committee may further limit the maximum amount deferred by any Participant or group of Participants, or waive the foregoing limits for any Participant or group of Participants, for any reason.

3.1.2 Timing and Duration of Deferral Election. An Eligible Executive or Director shall make an initial election to defer Compensation during the enrollment period established by the Administrative Committee prior to the effective date of the Participant’s commencement of participation in the Plan and shall apply only to Compensation for services performed after such deferral election is processed. The enrollment period shall generally occur prior to the beginning of the applicable Plan Year, but the Administrative Committee may establish a special enrollment period ending no later than thirty (30) days after an Eligible Executive or Director first becomes eligible to participate in the Plan, to allow deferrals by such Eligible Executive or Director of amounts earned during the balance of such Plan Year (as long as such Eligible Executive or Director is not already a participant in another plan or arrangement which is aggregated with this Plan for purposes of Code Section 409A). A Participant may increase, decrease, terminate or recommence a deferral election with respect to Compensation for any subsequent Plan Year in which the Participant is eligible to participate in the Plan by filing a

Pacific Continental Corporation Deferred Compensation Plan

Participant Election during the enrollment period established by the Administrative Committee prior to the beginning of the Plan Year in which the applicable services are performed, which election shall be effective on the first day of the next following Plan Year. In the absence of an affirmative election by the Participant to the contrary, the deferral election for the prior Plan Year shall continue in effect for future Plan Years. After the beginning of the Plan Year (or the effective date of a mid-year commencement of participation), deferral elections with respect to Compensation for services performed during such Plan Year shall be irrevocable except in the event of an Unforeseeable Emergency or Disability as specified in Article 5. Notwithstanding the foregoing, the Administrative Committee may allow deferral elections to be made or revised no later than six (6) months before the end of the performance period solely with respect to any “performance-based compensation” as defined in Code Section 409A and applicable Treasury Regulations that is based on services performed over a period of at least twelve (12) months.

3.2 Company Contributions. The Company shall have the discretion to make Company Contributions to the Plan in the form of discretionary Company Contributions or matching Company Contributions at any time on behalf of any Participant. Company Contributions shall be made in the complete and sole discretion of the Company and no Participant shall have the right to receive any Company Contribution in any particular Plan Year, regardless of whether Company Contributions are made on behalf of other Participants. Company Contributions may be credited to special subaccounts and may be subject to special vesting or investment limitations as specified by the Company, in its complete and sole discretion, at the time such contributions are made to the Plan.

3.3 Distribution Elections.

3.3.1 Initial Election. At the time of making a deferral election under the Plan, the Participant shall designate the time and form of distribution of deferrals made pursuant to such election (together with any earnings credited thereon) from among the alternatives specified in Article 5 and shall designate whether any discretionary Company Contributions shall be contributed to the Participant’s Retirement Accounts or any Scheduled Distribution Accounts.

3.3.2 Modification of Election. A new distribution election may be made at the time of subsequent deferral elections with respect to deferrals in Plan Years beginning after the election is made. However, a distribution election with respect to previously deferred amounts may only be changed under the terms and conditions specified in Code Section 409A. Except as expressly provided in Article 5 (or otherwise permitted under Code Section 409A and applicable authorities), no acceleration of a distribution is permitted. A subsequent election that delays payment or changes the form of payment shall be permitted if, and only if, all of the following requirements are met:

(a)	the new election does not take effect until at least twelve (12) months after the date on which the new election is made;

(b)	in the case of payments made on account of Termination of Service (other than by reason of death or Disability) or a Scheduled Distribution, the new election delays payment for at least five (5) years from the date that payment would otherwise have been made, absent the new election; and

Pacific Continental Corporation Deferred Compensation Plan

(c)	in the case of payments made according to a Scheduled Distribution, the new election is made not less than twelve (12) months before the date on which payment would have been made (or, in the case of installment payments, the first installment payment would have been made) absent the new election.

For purposes of application of the above change limitations, substantially level installment payments shall be treated as a single payment. Election changes made pursuant to this Section shall be made in accordance with rules established by the Administrative Committee, and shall comply with all requirements of Code Section 409A and applicable authorities.

ARTICLE 4

Accounts, Crediting and Vesting

4.1 Accounts. Solely for recordkeeping purposes, one or more Accounts shall be maintained for each Participant and credited with the Participant’s deferrals as directed in the applicable Participant Election for such deferral. Deferrals shall be credited at the election of the Participant to a current Retirement Account or one or more new or existing Scheduled Distribution Account(s). A Participant shall have only one current Retirement Account in any Plan Year but may establish a new Retirement Account with a different distribution election applicable to deferrals in future Plan Years commencing after such new distribution election is made. Any Company Contribution credited to the Plan on behalf of a Participant pursuant to Section 3.2 shall be credited to the Participant’s current Retirement Account for the Plan Year for which such Company Contribution is made (if the Participant has not established a Retirement Account, to a new Retirement Account for such Participant). Each Account may be further divided into separate subaccounts (“subaccounts”) to accommodate vesting provisions or the direction of investments as provided in Section 4.2.

4.2 Investment Direction and Crediting Rate. Amounts in a Participant’s Accounts shall be credited with notional earnings or losses based on the Participant’s choice among the investment alternatives or “funds” made available from time to time by the Administrative Committee. The Administrative Committee shall establish a procedure by which a Participant may choose between investment funds specified by the Administrative Committee and may change investment elections at least quarterly. The Participant’s Account balance shall reflect the earnings or losses on the investment funds selected by the Participant. If an investment fund selected by a Participant sustains a loss, the Participant’s Account shall be reduced to reflect such loss. If the Participant fails to elect an investment alternative for a particular Account or subaccount the Crediting Rate shall be based on the default investment alternative selected for this purpose by the Administrative Committee. The Participant’s choice among investments shall be solely for purposes of calculation of a notional Crediting Rate on a Participant’s Accounts. The Company shall have no obligation to set aside or invest funds as directed by the Participant and, if the Company elects to invest funds as directed by the Participant, the Participant shall have no more right to such investments than any other unsecured general creditor. During payout, the Participant’s Account shall continue to be credited at the Crediting Rate selected by the Participant from among the investment alternatives or rates made available by the Administrative Committee for such purpose. Installment payments shall be recalculated annually by dividing the account balance by the number of payments remaining without regard to anticipated earnings or in any other reasonable manner as may be determined from time to time by the Administrative Committee.

Pacific Continental Corporation Deferred Compensation Plan

4.3 Discretionary Investment in Company Stock. Pursuant to Section 4.2, in the complete and sole discretion of the Company, a Participant’s Accounts may be notionally invested in common stock of the Company and credited with notional earnings or losses based on fluctuations in the value of such investment. The Company shall have the discretion to establish the terms and conditions of any such hypothetical investment and direct the adjustment in the number of credited shares to reflect stock or cash dividends paid on common stock, or convert, or allow a Participant to elect to convert, shares notionally invested in Company stock to an alternative form of investment, as appropriate to accomplish the intent of the Plan to treat such notional stock investment similarly to actual shares of Company common stock, all as may be directed by the Administrative Committee in its complete and sole discretion. The Company may establish special rules and limitations regarding vesting and distribution alternatives applicable to subaccounts invested in Company common stock. Any such notional investment in Company common stock shall be solely for purposes of calculation of a notional Crediting Rate on a Participant’s Account and Participants shall have no actual rights as shareholders with respect to amounts credited to any Account under the Plan. The Company shall have no obligation to allow direction of investments into Company common stock nor to set aside or invest funds as directed by the Participant into Company common stock and, if the Company elects to allow direction of investment into Company common stock, the Participants shall have no more right to any Company common stock than any other unsecured general creditor of the Company.

4.4 Crediting of Accounts. A Participant’s Accounts shall be credited as follows:

4.4.1 Participant Deferrals. On or before the third (3rd) business day after amounts would otherwise have been paid to the Participant, the Administrative Committee shall credit the Participant’s applicable Account with an amount equal to Compensation deferred by the Participant and shall allocate such amount to subaccounts in accordance with the Participant’s election under Section 4.2.

4.4.2 Company Contributions. On the date specified by the Administrative Committee for the crediting of a Company Contribution to the Plan on behalf of a Participant, the Administrative Committee shall credit the Participant’s current Retirement Account for the Plan Year for which such Company Contribution is made (if the Participant has not established a Retirement Account, to a new Retirement Account for such Participant) with an amount equal to the Company Contribution and shall allocate such amount to subaccounts in accordance with the Participant’s election under Section 4.2.

4.4.3 Distributions. Distributions shall be deducted by the Administrative Committee from the applicable Account as of the end of the day on which such distributions are made.

4.4.4 Notional Earnings or Losses. Each business day, each subaccount of each of a Participant’s Accounts shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such subaccount as of the prior day, less any distributions valued as of the end of the prior day, by the earnings rate for the corresponding fund as determined by the Administrative Committee.

Pacific Continental Corporation Deferred Compensation Plan

4.5 Vesting of Accounts. The Participant shall be vested at all times in any voluntary deferral amounts credited to the Participant’s Accounts pursuant to Section 3.1. The vesting provisions applicable to Company Contributions credited pursuant to Section 3.2 shall be established on or before such contributions are made to the Plan. Unless otherwise specified by the Administrative Committee, one-hundred percent (100%) of any Company Contributions credited to a Participant’s Retirement Account pursuant to Section 3.2, including any earnings thereon, shall vest on the last day of the third (3rd) Plan Year commencing after the Plan Year in which the applicable services are performed, provided that, in the event of a Change in Control of the Company, or upon a Participant’s Retirement, Disability or death, all Company Contributions credited to such Participant’s Accounts shall become fully vested as of such date.

4.6 Statement of Accounts. The Administrative Committee shall make available to each Participant with electronic statements at least annually setting forth the Participant’s Account balances as of the end of the applicable statement period.

ARTICLE 5

Distributions and Benefits

5.1 Retirement Distributions. Except as otherwise provided herein, in the event of a Participant’s Retirement, the Distributable Amount credited to the Participant’s Retirement Accounts shall be paid to the Participant in substantially equal installments over ten (10) years commencing on the Payment Date following the Participant’s Retirement unless the Participant has made an alternative benefit election on a timely basis pursuant to Section 3.3 to receive the Retirement benefits payable from such Account in the form of a single lump sum or substantially equal annual installments over up to fifteen (15) years.

5.2 Termination Distributions. Except as provided in Section 5.4, in the event of a Participant’s Termination of Service other than by reason of Retirement, the Distributable Amount credited to each of the Participant’s Retirement Accounts shall be paid in a single lump sum on the Payment Date following Termination of Service.

5.3 Death Benefits. In the event of the Participant’s death prior to complete distribution of all benefits payable from all of the Participant’s Accounts, the Company shall pay to the Participant’s Beneficiary a death benefit equal to the Distributable Amount from all of the Participant’s outstanding Accounts in a single lump sum on the Payment Date following the Participant’s death.

5.4 Scheduled Distributions. Each Participant shall be entitled to elect in accordance with Section 3.3 to receive a Scheduled Distribution of Participant deferrals (but not Company Contributions) in the form of a lump sum on a Payment Date in January of any specified Plan Year from a Scheduled Distribution Account established for such purpose. A Scheduled Distribution date elected with respect to deferrals of Compensation for a given Plan Year shall be no earlier than January of the second Plan Year following the Plan Year in which the deferrals are credited to the Participant’s Account which shall be the default distribution date. In the event

Pacific Continental Corporation Deferred Compensation Plan

amounts are inadvertently credited to a Scheduled Distribution Account having no specified distribution date or scheduled for payment prior to such default distribution date, such amounts shall be paid in a single lump sum in January of the second Plan Year following the Plan Year in which services are performed with respect to such deferrals or contributions. In the event of a Participant’s Termination of Service for any reason other than death prior to a Scheduled Distribution, amounts credited to a Scheduled Distribution Account shall continue to be distributed on the Scheduled Distribution date. In the event of a Participant’s death prior to a Scheduled Distribution, the Scheduled Distribution Account shall be distributed pursuant to Section 5.3. A Participant may delay a Scheduled Distribution, provided such extension complies with the change requirements of Section 3.3.

5.5 Hardship Distribution. Upon a finding that the Participant has suffered an Unforeseeable Emergency, subject to compliance with Code Section 409A, the Administrative Committee may, at the request of the Participant, approve a complete cessation of current deferrals under the Plan or accelerate distribution of benefits in the amount reasonably necessary to alleviate such Unforeseeable Emergency. The amount distributed pursuant to this Section with respect to an Unforeseeable Emergency shall not exceed the amount necessary to satisfy such financial emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

5.6 Small Benefit Exception. Notwithstanding the foregoing and the provisions of Article 5, in the event the sum of all benefits payable to the Participant from all of the Participant’s Accounts at the time of the Participant’s Termination of Service (and all other amounts payable to the Participant under other arrangements which are aggregated with this Plan under Code Section 409A) is less than the applicable dollar amount under IRC Section 402(g)(1)(B) for the calendar year of payment, the Administrative Committee may, in its complete and sole discretion, pay all benefits to the Participant under the Plan in a single lump sum on the Payment Date following Termination of Service.

5.7 Distribution on Change in Control. Upon commencement of participation in the Plan, the Participant may make a one-time irrevocable election pursuant to Section 3.3.1 to receive upon a Change in Control of the Company a single lump sum payment of all remaining balances in each of the Participant’s Accounts on the Payment Date following the Change in Control.

ARTICLE 6

Payee Designations and Limitations

6.1 Beneficiaries.

6.1.1 Beneficiary Designation. The Participant shall have the right, at any time, to designate any person(s), entity or trust as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death. The Beneficiary designation shall be effective when it is submitted to and acknowledged by the Administrative Committee during the Participant’s lifetime in the format prescribed by the Administrative Committee.

Pacific Continental Corporation Deferred Compensation Plan

6.1.2 Absence of Valid Designation. If a Participant fails to designate a Beneficiary as provided above, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, then the Administrative Committee shall direct the distribution of such benefits to the Participant’s estate.

6.2 Payments to Minors. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, to act as custodian, or (c) if no parent of that person is then living, to a custodian selected by the Administrative Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Administrative Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within sixty (60) days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

6.3 Payments on Behalf of Persons Under Incapacity. In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Administrative Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Administrative Committee may direct that such payment be made to any person found by the Administrative Committee, in its sole judgment, to have assumed the care and guardianship of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of any and all liability of the Administrative Committee and the Company under the Plan.

6.4 Inability to Locate Payee. In the event that the Administrative Committee is unable to locate a Participant or Beneficiary within two (2) years following the scheduled Payment Date, the amount allocated to the Participant’s Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings.

ARTICLE 7

Administration/Claims Procedures

7.1 Administration. The Plan shall be administered by the Administrative Committee, which shall have the exclusive right and full discretion (i) to appoint agents to act on its behalf, (ii) to interpret the Plan, (iii) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or omissions), (iv) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (v) to make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan. All interpretations by the Administrative Committee with respect to

Pacific Continental Corporation Deferred Compensation Plan

any matter hereunder shall be final, conclusive and binding on all persons affected thereby. No member of the Administrative Committee or agent thereof shall be liable for any determination, decision, or action made in good faith with respect to the Plan. The Company will indemnify and hold harmless the members of the Administrative Committee from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.

7.2 Claims Procedure. Any Participant, former Participant or Beneficiary may file a written claim with the Administrative Committee setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit. The Administrative Committee shall determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after the date of the claim. The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such ninety (90) day period. If additional information is necessary to make a determination on a claim, the claimant shall be advised of the need for such additional information within forty-five (45) days after the date of the claim. The claimant shall have up to one hundred and eighty (180) days to supplement the claim information, and the claimant shall be advised of the decision on the claim within forty-five (45) days after the earlier of the date the supplemental information is supplied or the end of the one hundred and eighty (180) day period. Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial, (ii) specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (iii) description of any additional material or information that is necessary to process the claim, and (iv) an explanation of the procedure for further reviewing the denial of the claim and shall include an explanation of the claimant’s right to submit the claim for binding arbitration in the event of an adverse determination on review.

7.3 Review Procedures. Within sixty (60) days after the receipt of a denial on a claim, a claimant or his/her authorized representative may file a written request for review of such denial. Such review shall be undertaken by the Administrative Committee and shall be a full and fair review. The claimant shall have the right to review all pertinent documents. The Administrative Committee shall issue a decision not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred and twenty (120) days after receipt of the claimant’s request for review. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based and shall include an explanation of the claimant’s right to submit the claim for binding arbitration in the event of an adverse determination on review.

Pacific Continental Corporation Deferred Compensation Plan

ARTICLE 8

Conditions Related to Benefits

8.1 Nonassignability. The benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by any person, at any time, or to any person whatsoever. All Plan benefits shall be exempt from the claims of creditors or other claimants of the Participant or Beneficiary and from all orders, decrees, levies, garnishments or executions

8.2 No Right to Company Assets. The benefits paid under the Plan shall be paid from the general funds of the Company, and the Participant and any Beneficiary shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder.

8.3 Protective Provisions. The Participant shall cooperate with the Company by furnishing any and all information requested by the Administrative Committee, in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Administrative Committee may deem necessary, consenting to insurance coverage and taking such other actions as may be requested by the Administrative Committee. If the Participant refuses to so cooperate, the Company shall have no further obligation to the Participant under the Plan. In the event of the Participant’s suicide during the first two (2) years in the Plan, or if the Participant makes any material misstatement of information or non-disclosure of medical history, then no benefits shall be payable to the Participant under the Plan, except that benefits may be payable in a reduced amount in the sole discretion of the Administrative Committee.

8.4 Withholding. The Participant shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements, Social Security and other employee tax or other requirements applicable to the deferral, crediting, vesting or payment of benefits under the Plan. There shall be deducted from each payment made under the Plan or any other compensation (including Company Contributions) payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Company in respect to such payment or this Plan. The Company shall have the right to reduce any payment (or other compensation) by the amount of cash sufficient to provide the amount of said taxes.

8.5 Receipt or Release. Any payment made in good faith to a Participant or the Participant’s Beneficiary shall, to the extent thereof, be in full satisfaction of all claims against the Administrative Committee, its members and the Company. The Administrative Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

8.6 Trust. The Company shall be responsible for the payment of all benefits under the Plan. At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for the payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. Neither such trust or trusts, nor the assets thereof, however, shall be located outside of the United States. Benefits paid to the Participant from any such trust or trusts shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

Pacific Continental Corporation Deferred Compensation Plan

ARTICLE 9

Miscellaneous

9.1 Amendment or Termination of Plan. The Company may, at any time, direct the Administrative Committee to amend or terminate the Plan, except that no such amendment or termination may reduce a Participant’s Account balances. If the Company terminates the Plan, no further amounts shall be deferred hereunder, and amounts previously deferred or contributed to the Plan shall be fully vested and shall be paid in accordance with the provisions of the Plan as scheduled prior to the Plan termination. Notwithstanding the foregoing, to the extent permitted under Code Section 409A and applicable authorities, the Company may, in its complete and sole discretion, accelerate distributions under the Plan in the event of a “change in ownership” or change in “effective control” of the Company or a “change in ownership of a substantial portion of assets” or under such other terms and conditions as may be specifically authorized under Code Section 409A and applicable authorities.

9.2 Errors in Account Statements, Deferrals or Distributions. In the event an error is made in an Account statement, such error shall be corrected on the next statement following the date such error is discovered. In the event of an error in deferral amount, consistent with Code Section 409A, the error shall be corrected immediately upon discovery by, in the case of an excess deferral, distribution of the excess amount to the Participant, or, in the case of an under deferral, reduction of other compensation payable to the Participant. In the event of an error in a distribution, the over or under payment shall be corrected by payment to or collection from the Participant consistent with Code Section 409A, immediately upon the discovery of such error. In the event of an overpayment, the Company may, at its discretion, offset other amounts payable to the Participant from the Company (including but not limited to salary, bonuses, expense reimbursements, severance benefits or other employee compensation benefit arrangements, as allowed by law and subject to compliance with Code Section 409A) to recoup the amount of such overpayment(s).

9.3 Employment Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or for services, or as giving any Participant any right to continue the provision of services in any capacity whatsoever to the Company.

9.4 Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

9.5 Notice. Any notice or filing required or permitted to be given to the Company or the Participant under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail to, in the case of the Company, the principal office of the Company, directed to the attention of the Administrative Committee, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Company may be permitted by electronic communication according to specifications established by the Administrative Committee.

Pacific Continental Corporation Deferred Compensation Plan

9.6 Headings. Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

9.7 Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

9.8 Validity. In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

9.9 Waiver of Breach. The waiver by the Company of any breach of any provision of the Plan shall not operate or be construed as a waiver of any subsequent breach by that Participant or any other Participant.

9.10 Governing Law. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA. In the event any provision of, or legal issue relating to, this Plan is not fully preempted by federal law, such issue or provision shall be governed by the laws of the State of Oregon.

9.11 Binding Arbitration. Any claim, dispute or other matter in question of any kind relating to this Plan that is not resolved by the claims procedures under this Plan shall be settled by arbitration in accordance with the applicable employment dispute resolution rules of the American Arbitration Association. Notice of demand for arbitration shall be made in writing to the opposing party and to the American Arbitration Association within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question. The decision of the arbitrators shall be final and may be enforced in any court of competent jurisdiction. The arbitrators may award reasonable fees and expenses to the prevailing party in any dispute hereunder and shall award reasonable fees and expenses in the event that the arbitrators find that the losing party acted in bad faith or with intent to harass, hinder or delay the prevailing party in the exercise of its rights in connection with the matter under dispute.

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Pacific Continental Corporation Deferred Compensation Plan

IN WITNESS WHEREOF, the Board of Directors of the Company has approved the adoption of this Plan as of the date first written above and has caused the Plan to be executed by its duly authorized representative this      day of                     , 2014.

PACIFIC CONTINENTAL CORPORATION

By:
Title: